EXHIBIT 99.1

Argos Therapeutics Reports First Quarter 2014 Financial Results

AGS-003 Phase 2 Long-Term Survival Data Update to be presented at ASCO

AGS-004 Phase 2 HIV Eradication Trial in Adults Initiated

Conference Call and Webcast Today, May 13th, at 4:30 p.m. ET

DURHAM, N.C., May 13, 2014 (GLOBE NEWSWIRE) -- Argos Therapeutics, Inc. (Nasdaq:ARGS), a biopharmaceutical company focused on the development and commercialization of fully personalized immunotherapies for the treatment of cancer and infectious diseases using its Arcelis™ technology platform, today reported financial results for the first quarter ended March 31, 2014, and provided an update on the Company's clinical programs.

"We are looking forward to our upcoming clinical data presentations," said Jeff Abbey, president and chief executive officer, "while we continue to make progress with the enrollment of patients in our pivotal phase 3 ADAPT trial of AGS-003, our lead oncology product candidate, in metastatic renal cell carcinoma (mRCC). Updated long-term survival data from our completed phase 2 trial of AGS-003 in mRCC will be presented during the upcoming ASCO annual meeting. In addition, we expect to share topline data from our phase 2b proof-of-concept clinical trial of AGS-004 in patients chronically infected with the human immunodeficiency virus (HIV), in the coming months."

Mr. Abbey continued, "We are pleased with the continued momentum of our clinical programs, beginning with the recent initiation of a phase 2 study of AGS-004 for the eradication of HIV in adult patients. Later in the year, we expect to initiate a second phase 2 study of AGS-004 aimed at eliminating the need for antiretroviral therapy (ART) in pediatric patients, as well as multiple phase 2 studies of AGS-003 in early stage RCC, non-clear cell mRCC, and other solid tumors."

Recent Highlights and 2014 Anticipated Milestones

  In February 2014, the Company completed an initial public offering which, after taking into effect the exercise of the underwriters' over-allotment option, resulted in net proceeds to the company of $43.4 million

AGS-003 Program

  Phase 3 ADAPT trial:
    Over 120 active clinical sites
    Collected tumor from and screened approximately 400 patients for eligibility
    Enrolled and randomized approximately 130 patients in the trial as of May 9, 2014
    On track to complete tumor collection and screening of all patients by the end of 2014 and to complete enrollment and randomization shortly thereafter
  Long-term survival data from the completed phase 2 trial and an update on the ongoing phase 3 ADAPT trial to be presented during poster sessions at the 50th Annual Meeting of the American Society of Clinical Oncology (ASCO), May 30 – June 3, in Chicago, IL
    Long-term survival in unfavorable-risk mRCC patients treated with a combination of autologous immunotherapy (AGS-003) plus sunitinib
      Abstract #4524; Poster Board #16, Poster Highlights Session: Genitourinary (Nonprostate) Cancer
      Friday, May 30, 1:00 - 4:00 PM Central Time
    Enrollment insights in the synchronous mRCC population: An update from the ongoing ADAPT phase 3 study experience
      Abstract #TPS4599; Poster Board: #162A, General Poster Session: Genitourinary (Nonprostate) Cancer
      Monday, June 2, 1:15 - 5:00 PM Central Time
  Phase 2 trials in early stage RCC, non-clear cell mRCC, and other solid tumors planned to initiate in second half of 2014

AGS-004 Program

  Phase 2 data presented at CROI in March 2014 showed trial results in which AGS-004 induced anti-HIV T memory stem cell-like immune responses in patients in the trial that were associated with a longer time to viral rebound after ART interruption
  Phase 2b HIV trial data expected in mid-2014
  Phase 2 trial for HIV eradication in adult patients recently initiated
  Phase 2 trial for elimination of ART in pediatric patients planned to initiate in second half of 2014

Selected First Quarter 2014 Financial Results

Revenue for the first quarter ended March 31, 2014 was $0.8 million, compared to revenue of $1.5 million in the first quarter of 2013. Net loss attributable to common stockholders was $10.9 million, or $1.05 per share, for the first quarter ended March 31, 2014, compared to a net loss of $4.5 million, or $19.91 per share for the first quarter ended March 31, 2013. Research and development expenses for the quarter ended March 31, 2014 were $8.5 million compared to $5.2 million in the first quarter of 2013. General and administrative expenses for the quarter ended March 31, 2014 were $1.9 million, compared to $1.1 million in the first quarter of 2013.

Cash, cash equivalents and short-term investments totaled $83.4 million at March 31, 2014 compared to $47.0 million at December 31, 2013.

Financial Highlights

The Company raised net proceeds of approximately $43.4 million in February 2014 from the sale of 6.2 million shares of common stock. The Company expects that its existing cash, cash equivalents and short-term investments, including anticipated funding under the NIH contract, will enable it to fund operating expenses into the second half of 2016. The Company intends to devote its cash, cash equivalents and short term investments to fund its pivotal phase 3 clinical trial of AGS-003 through data, to fund its planned phase 2 clinical trials of AGS-003 in non-clear cell mRCC, early stage RCC prior to and following nephrectomy and other solid tumors, to fund certain of the costs of the two planned phase 2 clinical trials of AGS-004, one for HIV eradication and one for long-term viral control in pediatric patients, and to initiate, but not complete, the planned leasing, build-out and equipping of a new commercial manufacturing facility and for working capital and general corporate purposes.

Conference Call and Webcast Details

Argos executive management will host a conference call beginning at 4:30 p.m. Eastern Time today to discuss these results and to answer questions.

To participate by telephone, please dial (855) 433-0930 (Domestic) or (484) 756-4271 (International). The conference ID number is 34954627. A live and archived audio webcast can be accessed through the Investors section of the Company's website at www.argostherapeutics.com. The archived webcast will remain available on the Company's website for fourteen (14) days following the call.

About the Arcelis™ Technology Platform

Arcelis is a fully personalized immunotherapy technology that captures mutated and variant antigens that are specific to each patient's disease. It is designed to overcome immunosuppression by producing a durable memory T cell response without adjuvants that may be associated with toxicity. The technology is potentially applicable to a wide range of different cancers and infectious diseases and is designed to overcome many of the manufacturing and commercialization challenges that have impeded other personalized immunotherapies.

The Arcelis process uses only a small tumor or blood sample and the patient's own dendritic cells, which are collected and optimized following a single leukapheresis procedure. The proprietary process uses RNA isolated from the patient's disease sample to program dendritic cells to target disease antigens. The activated, antigen-loaded dendritic cells are then formulated into the patient's plasma and administered via intradermal injection.

About Argos Therapeutics

Argos Therapeutics is a biopharmaceutical company focused on the development and commercialization of fully personalized immunotherapies for the treatment of cancer and infectious diseases using its Arcelis™ technology platform. Argos' most advanced product candidate, AGS-003, is being evaluated in the pivotal ADAPT Phase 3 clinical trial for the treatment of metastatic renal cell carcinoma (mRCC). The company is also developing AGS-004, a personalized immunotherapy for the treatment of HIV, and expects to report data from a Phase 2b trial in mid-2014. For more information about Argos Therapeutics, visit www.argostherapeutics.com.

Forward Looking Statements

Any statements in this press release about the Company's future expectations, plans and prospects, including statements about the Company and other statements containing the words "believes," "anticipates," "plans," "expects," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including whether the Company's cash resources will be sufficient to fund our continuing operations for the period anticipated; whether results obtained in clinical trials will be indicative of results obtained in future clinical trials; whether AGS-003 and AGS-004 will advance through the clinical trial process on a timely basis and receive approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether, if either of these product candidates obtains approval, it will be successfully distributed and marketed; and other factors discussed in the "Risk Factors" section of the Company's Annual Report on Form 10-K which is on file with the SEC. In addition, the forward-looking statements included in this press release represent the Company's views as of May 13, 2014. The Company anticipates that subsequent events and developments will cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to May 13, 2014.

ARGOS THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,
	2013	2014

Revenue	$ 1,461,687	$ 798,788

Operating expenses
Research and development	5,189,461	8,472,195
General and administrative	1,078,357	1,933,476

Total operating expenses	6,267,818	10,405,671

Operating loss	(4,806,131)	(9,606,883)

Other income (expense), net	356,929	(394,097)

Net loss	(4,449,202)	(10,000,980)

Accretion of redeemable convertible preferred stock	(64,940)	(863,226)

Net loss attributable to common stockholders	$ (4,514,142)	$ (10,864,206)

Net loss attributable to common stockholders per share, basic and diluted	$ (19.91)	$ (1.05)

Weighted average shares outstanding, basic and diluted	226,757	10,376,561

ARGOS THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	March 31,
	2013	2014

Assets
Current assets
Cash and cash equivalents	$ 33,297,970	$ 51,772,896
Short-term investments	13,659,812	31,611,259
Other current assets	2,570,860	1,381,773

Total current assets	49,528,642	84,765,928
Property and equipment, net	1,602,103	1,709,786
Other assets	550	550

Total assets	$ 51,131,295	$ 86,476,264

Liabilities, Redeemable Convertible Preferred Stock and Stockholders' (Deficit) Equity
Current liabilities
Accounts payable	$ 1,317,072	$ 2,971,551
Accrued expenses	1,800,794	1,315,347
Current portion of notes payable	45,447	45,806

Total current liabilities	3,163,313	4,332,704
Long-term portion of notes payable	7,014,106	7,175,709
Deferred liability	3,066,000	3,066,000
Redeemable convertible preferred stock	113,664,469	—
Total stockholders' (deficit) equity	(75,776,593)	71,901,851

Total liabilities, redeemable convertible preferred stock and stockholders' (deficit) equity	$ 51,131,295	$ 86,476,264

CONTACT: Media:
         Bill Berry
         Berry & Company Public Relations
         bberry@berrypr.com
         (212) 253-8881

         Investors:
         Angeli Kolhatkar
         Burns McClellan
         akolhatkar@burnsmc.com
         (212) 213-0006